Exhibit 99.1

Investor Contact:	Media Contact:
Angie McCabe	Brad Kieffer
(818) 676-8692	(818) 676-6833
angie.mccabe@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS SECOND QUARTER 2013 GAAP NET INCOME

OF $33.5 MILLION, OR $0.42 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS

PRODUCE COMBINED NET INCOME OF $0.52 PER DILUTED SHARE

LOS ANGELES, July 25, 2013 – Health Net, Inc. (NYSE: HNT) today announced 2013 second quarter GAAP net income of $33.5 million, or $0.42 per diluted share, compared with $124.6 million, or $1.48 per diluted share, for the second quarter of 2012.

The company’s second quarter 2012 financial results included in this release and the attached financial tables reflect the treatment of the company’s Medicare stand-alone Part D (Medicare PDP) business that was sold on April 1, 2012, as discontinued operations. In the second quarter of 2012, the company recorded a $119.4 million net gain, or $1.42 per diluted share, from the sale of the Medicare PDP business.

The second quarter 2013 GAAP results include approximately $12.9 million in Corporate/Other pretax expenses, primarily severance costs resulting from the company’s continuing efforts to address scale issues.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $41.4 million, or $0.52 per diluted share, in the second quarter of 2013 compared with $15.9 million, or $0.19 per diluted share, in the second quarter of 2012.

Highlights from the second quarter of 2013 include:

1.	the commercial medical care ratio (MCR) continued to improve as a result of the company’s efforts to reposition its commercial book, lower health care costs and the absence of adverse prior period reserve development in the second quarter of 2013;

2.	the Medicare Advantage (MA) MCR improved sequentially and quarter-over-quarter primarily due to lower health care cost trends;

3.	the Medicaid MCR improved sequentially and quarter-over-quarter as a result of better performance in the company’s Seniors and Persons with Disabilities (SPDs) membership and the impact of reinstated California Medicaid premium taxes on premium revenues;

4.	the company was selected to participate in 13 regions in Covered California, the California individual health insurance exchange, and in Cover Oregon, the Oregon individual health insurance exchange, with coverage in both states scheduled to begin on January 1, 2014;

5.	CalPERS selected Health Net tailored network HMO products as part of its offerings to its members effective January 1, 2014; and

6.	as part of its budget process, the state of California reinstated Medicaid premium taxes on June 27, 2013, retroactive to July 1, 2012. This raised the company’s general and administrative (G&A) ratio by 120 basis points to 11.0 percent and lowered the Medicaid MCR by 510 basis points in the second quarter of 2013. The reinstated Medicaid premium taxes and related incremental premium revenue did not impact pretax or net income in the second quarter of 2013.

“We produced solid operating improvement in each line of business in the second quarter of 2013. G&A costs were higher than our expectations primarily due to the reinstated Medicaid premium tax expenses and increased spending to prepare for health care reform and the implementation of California’s Coordinated Care Initiative,” said Jay Gellert, Health Net’s chief executive officer.

“We believe we can sustain our current operating performance throughout the remainder of this year. For the full year 2013, we now expect GAAP earnings per diluted share of $2.10 to $2.20. In addition, we expect full year 2013 earnings per diluted share from the combined Western Region and Government Contracts segments to be in a range of $2.20 to $2.30 despite higher G&A expenses that now include costs to prepare for the state of California’s Coordinated Care Initiative,” Gellert added.

CONSOLIDATED RESULTS

Health Net’s total revenues decreased 3.6 percent in the second quarter of 2013 to $2.7 billion from $2.8 billion in the second quarter of 2012.

Health plan services premium revenues decreased by 1.5 percent from the second quarter of 2012 to approximately $2.6 billion in the second quarter of 2013.

Health plan services expenses decreased 7.1 percent to approximately $2.2 billion in the second quarter of 2013 compared with $2.4 billion in the second quarter of 2012.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at June 30, 2013 was approximately 2.5 million members, a decrease of 3.2 percent from enrollment at June 30, 2012.

Total enrollment in the company’s California health plans at June 30, 2013 decreased 1.7 percent from enrollment at June 30, 2012.

Western Region commercial enrollment at June 30, 2013 was approximately 1.1 million members, a decrease of 11.6 percent compared with enrollment at June 30, 2012.

“The decrease in our commercial membership was primarily the result of the repositioning of our commercial book away from larger accounts,” said Jim Woys, Health Net’s chief operating officer.

Membership in tailored network products represented 37.3 percent of the company’s Western Region commercial membership at June 30, 2013 compared with 35.2 percent at June 30, 2012. In California, enrollment in small group tailored network products grew by 11.5 percent from June 30, 2012 to June 30, 2013.

“We believe the affordability of our tailored network products continues to attract small group customers,” said Woys. “We believe this positions us well as we prepare for the exchanges in 2014.”

Enrollment in the company’s MA plans was 236,000 members at June 30, 2013, which represents a 3.5 percent increase compared with enrollment of 228,000 members at June 30, 2012.

Medicaid enrollment increased 5.5 percent to 1.1 million members at June 30, 2013 compared with June 30, 2012.

Revenues

Total revenues in the Western Region declined 2.0 percent from $2.7 billion in the second quarter of 2012 to approximately $2.6 billion in the second quarter of 2013.

Net investment income in the Western Region was $17.1 million in the second quarter of 2013 compared with $24.7 million in the second quarter of 2012 and $29.6 million in the first quarter of 2013. The company recorded $5.6 million in realized investment gains in the second quarter of 2013 compared with $12.4 million in the second quarter of 2012.

The company expects investment income in 2013 of approximately $70 million compared with previous expectations of approximately $80 million due to lower anticipated realized investment gains in the second half of 2013.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $2.2 billion in the second quarter of 2013 compared with approximately $2.4 billion in the second quarter of 2012.

Commercial Premium Yields and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 2.0 percent to $380 in the second quarter of 2013 compared with $373 in the second quarter of 2012.

Commercial health care costs PMPM in the Western Region decreased by 2.3 percent to approximately $323 in the second quarter of 2013 compared with $331 in the second quarter of 2012.

“The changing mix of our commercial business to tailored network products and a shift away from large employer group accounts continued to produce improvement in our commercial premium yields to health care costs spread and is consistent with our outlook,” said Woys.

Medical Care Ratios

The health plan services MCR in the Western Region was 85.0 percent in the second quarter of 2013 compared with 90.1 percent in the second quarter of 2012.

The Western Region commercial MCR was 84.9 percent in the second quarter of 2013 compared with 88.7 percent in the second quarter of 2012.

The MA MCR in the Western Region was 89.9 percent in the second quarter of 2013 compared with 92.0 percent in the second quarter of 2012. The 210 basis point improvement in the MA MCR was consistent with the company’s expectations.

The Medicaid MCR was 79.5 percent in the second quarter of 2013 compared with 91.3 percent in the second quarter of 2012. In addition to the impact of the reinstated Medicaid premium tax revenue, the company noted that the Medicaid MCR in the second quarter of 2013 also benefited from improved performance of its SPD population due to moderating health care cost trends.

Consistent with its historical practice, the state of California increased the company’s Medicaid premium revenues by the same amount, $35.7 million, as the company’s Medicaid premium tax expense. Approximately $25.4 million of Medicaid premium revenue recorded in the second quarter of 2013 was attributable to the nine months ended March 31, 2013, with the balance of approximately $10.3 million attributable to the second quarter of 2013. The $35.7 million in additional Medicaid premium revenue favorably impacted the Medicaid MCR by 510 basis points in the second quarter of 2013.

G&A Expenses

G&A expense in the Western Region was $284.1 million in the second quarter of 2013 compared with $218.7 million in the second quarter of 2012 and $245.2 million in the first quarter of 2013. The G&A expense ratio was 11.0 percent in the second quarter of 2013 compared with 8.3 percent in the second quarter of 2012 and 9.3 percent in the first quarter of 2013.

The reinstated Medicaid premium tax expense was recorded in G&A expenses. In the second quarter of 2013, this expense was approximately $35.7 million, of which approximately $25.4 million is attributable to the nine months ended March 31, 2013 and approximately $10.3 million is attributable to the second quarter of 2013.

“We are increasing our full year 2013 guidance for the G&A ratio by approximately 100 basis points to a range of 10.0 percent to 10.5 percent due to three factors,” said Woys. “First, we expect the impact from the reinstatement of California Medicaid premium taxes to be approximately $70 million for the full year 2013. In addition, for the full year 2013, we expect to spend approximately $20 million in preparation for the California Coordinated Care Initiative and approximately $10 million to prepare for other future opportunities, including our participation in Arizona Medicaid and CalPERS.”

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues were $139.9 million in the second quarter of 2013 compared with $176.2 million in the second quarter of 2012.

Government Contracts expenses were $121.8 million in the second quarter of 2013 compared with $152.7 million in the second quarter of 2012.

“We now expect Government Contracts’ full year 2013 pretax income to be in a range of approximately $55 million to $60 million, primarily due to certain adjustments pursuant to our TRICARE contract,” said Woys.

BALANCE SHEET

Cash and investments as of June 30, 2013 were $1.9 billion compared with $2.1 billion as of June 30, 2012.

Reserves for claims and other settlements were $1.0 billion as of June 30, 2013 compared with $1.0 billion as of June 30, 2012 and $1.1 billion as of March 31, 2013. The sequential decline was due to provider shared-risk payments of approximately $23.0 million and a claims inventory reduction of $58.0 million.

Days claims payable (DCP) for the second quarter of 2013 was 42.1 days compared with 39.0 days in the second quarter of 2012 and 43.5 days in the first quarter of 2013.

On an adjusted1 basis, DCP in the second quarter of 2013 was 58.4 days compared with 54.3 days in the second quarter of 2012 and 62.1 days in the first quarter of 2013. The sequential decline in GAAP and adjusted DCP was due to the sequential decline in reserves for claims and other settlements.

The company’s debt-to-total capital ratio was 25.6 percent as of June 30, 2013 compared with 24.6 percent as of March 31, 2013 and 24.1 percent as of June 30, 2012. The increase in the debt-to-total capital ratio was primarily due to a $25.0 million increase in the company’s borrowings under its revolving credit facility during the second quarter of 2013.

CASH FLOW FROM OPERATIONS

Operating cash flow was negative $106.3 million in the second quarter of 2013. The negative operating cash flow was primarily the result of delayed June 2013 Medicaid payments of approximately $121.5 million, a claims inventory reduction of approximately $58.7 million and provider shared-risk payments of approximately $23.4 million. The company noted that it received the June Medicaid payments in early July 2013.

“We continue to expect operating cash flow for the full year to be at least equal to net income plus depreciation and amortization,” said Joseph Capezza, Health Net’s chief financial officer.

The company noted that cash at the parent was approximately $7.0 million at June 30, 2013.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

DIVESTED OPERATIONS AND SERVICES SEGMENT

The company’s second quarter 2012 financial results for its Divested Operations and Services segment included in this release and the attached financial tables include items related to the run-out of the Northeast business and transition-related revenues and expenses related to the Medicare PDP business that was sold on April 1, 2012.

2013 GUIDANCE

The following table has specific 2013 guidance metrics.

Metric	2013 Guidance
Year-end membership(a)(c)	Commercial: -8% to -9% Medicaid: +4% to +6% Medicare Advantage: +1% to +2% Total health plan membership: -1% to -2%
Consolidated revenues(b)	~$10.7 billion to $11.2 billion
Commercial premium yields PMPM(a)(c)	~ +2.0%
Commercial health care costs PMPM(a)(c)	~ 460 basis points < premium yields PMPM
Selling cost ratio(a)	~2.3% to 2.4%
G&A expense ratio(a)	~10.0% to 10.5% (previously: ~9.0% to 9.4%)
Tax rate(b)	38.0% to 38.5% (previously: 38.0% to 39.0%)
Weighted-average fully diluted shares outstanding	~80.0 million to 81.0 million (previously: ~80.0 million)
GAAP EPS	$2.10 to $2.20 (previously: $2.20 to $2.30)
Western Region and Government Contracts EPS	$2.20 to $2.30

(a)	For the company’s Western Region Operations segment
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	These estimates are in comparison to reported 2012 amounts.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s second quarter 2013 financial results during a conference call on Thursday, July 25, 2013, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(866) 393-1637 (Domestic)	(855) 859-2056 (Replay – Domestic)
(706) 643-5711 (International)	(404) 537-3406 (Replay – International)

The access code for the live conference call and replay is 99882018. A replay of the conference call will be available through July 30, 2013. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call or webcast will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.4 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Through its subsidiaries, Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

Health Net, Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,”

“should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and regulation of health benefits and managed care operations, including the ultimate impact of the Affordable Care Act, which could materially adversely affect Health Net’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), and require changes to the ways in which Health Net does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts and other risks and uncertainties affecting Health Net’s Medicare or Medicaid businesses; Health Net’s ability to successfully participate in California’s Coordinated Care Initiative, the Covered California health insurance exchange and/or Arizona’s Medicaid program; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; failure to effectively oversee our third-party vendors; noncompliance by Health Net or Health Net’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; liabilities incurred in connection with Health Net’s divested operations; impairment of Health Net’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within Health Net’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q filed with the SEC and the other risks discussed in Health Net’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, Health Net undertakes no obligation to address or publicly update any of its guidance, the assessment of underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this press release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

Eight pages of tables follow.

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Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				March 31, 2013		June 30, 2012
	June 30, 2013	March 31, 2013	June 30, 2012	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	608	628	745	(20)	(3.2)%	(137)	(18.4)%
Small Group and Individual	339	325	303	14	4.3%	36	11.9%

Commercial Risk	947	953	1,048	(6)	(0.6)%	(101)	(9.6)%
Medicare Advantage	146	143	141	3	2.1%	5	3.5%
Medi-Cal	1,118	1,100	1,060	18	1.6%	58	5.5%

Total California	2,211	2,196	2,249	15	0.7%	(38)	(1.7)%

Arizona
Large Group	64	69	84	(5)	(7.2)%	(20)	(23.8)%
Small Group and Individual	56	57	61	(1)	(1.8)%	(5)	(8.2)%

Commercial Risk	120	126	145	(6)	(4.8)%	(25)	(17.2)%
Medicare Advantage	43	43	43	0	0.0%	0	0.0%

Total Arizona	163	169	188	(6)	(3.6)%	(25)	(13.3)%

Northwest
Large Group	23	21	32	2	9.5%	(9)	(28.1)%
Small Group and Individual	43	45	56	(2)	(4.4)%	(13)	(23.2)%

Commercial Risk	66	66	88	0	0.0%	(22)	(25.0)%
Medicare Advantage	47	47	44	0	0.0%	3	6.8%

Total Northwest	113	113	132	0	0.0%	(19)	(14.4)%

Total Health Plan Enrollment
Large Group	695	718	861	(23)	(3.2)%	(166)	(19.3)%
Small Group and Individual	438	427	420	11	2.6%	18	4.3%

Commercial Risk	1,133	1,145	1,281	(12)	(1.0)%	(148)	(11.6)%
Medicare Advantage	236	233	228	3	1.3%	8	3.5%
Medi-Cal/Medicaid	1,118	1,100	1,060	18	1.6%	58	5.5%

Western Region Operations	2,487	2,478	2,569	9	0.4%	(82)	(3.2)%

TRICARE - North Contract Eligibles	2,865	2,883	2,884	(18)	(0.6)%	(19)	(0.7)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				March 31, 2013		June 30, 2012
	June 30, 2013	March 31, 2013	June 30, 2012	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	608	628	745	(20)	(3.2)%	(137)	(18.4)%
Arizona	64	69	84	(5)	(7.2)%	(20)	(23.8)%
Northwest	23	21	32	2	9.5%	(9)	(28.1)%

	695	718	861	(23)	(3.2)%	(166)	(19.3)%

Small Group and Individual
California	339	325	303	14	4.3%	36	11.9%
Arizona	56	57	61	(1)	(1.8)%	(5)	(8.2)%
Northwest	43	45	56	(2)	(4.4)%	(13)	(23.2)%

	438	427	420	11	2.6%	18	4.3%

Commercial Risk
California	947	953	1,048	(6)	(0.6)%	(101)	(9.6)%
Arizona	120	126	145	(6)	(4.8)%	(25)	(17.2)%
Northwest	66	66	88	0	0.0%	(22)	(25.0)%

	1,133	1,145	1,281	(12)	(1.0)%	(148)	(11.6)%

Medicare Advantage
California	146	143	141	3	2.1%	5	3.5%
Arizona	43	43	43	0	0.0%	0	0.0%
Northwest	47	47	44	0	0.0%	3	6.8%

	236	233	228	3	1.3%	8	3.5%
Medi-Cal/Medicaid
California	1,118	1,100	1,060	18	1.6%	58	5.5%

Total Health Plan Enrollment
Large Group	695	718	861	(23)	(3.2)%	(166)	(19.3)%
Small Group and Individual	438	427	420	11	2.6%	18	4.3%

Commercial Risk	1,133	1,145	1,281	(12)	(1.0)%	(148)	(11.6)%
Medicare Advantage	236	233	228	3	1.3%	8	3.5%
Medi-Cal/Medicaid	1,118	1,100	1,060	18	1.6%	58	5.5%

Western Region Operations	2,487	2,478	2,569	9	0.4%	(82)	(3.2)%

TRICARE - North Contract Eligibles	2,865	2,883	2,884	(18)	(0.6)%	(19)	(0.7)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended June 30, 2013	Quarter Ended March 31, 2013	Quarter Ended June 30, 2012
REVENUES:
Health plan services premiums	$2,578,874	$2,632,069	$2,618,927
Government contracts	139,942	134,512	176,248
Net investment income	17,143	29,551	24,697
Administrative services fees and other income	2,472	905	8,662
Divested operations and services revenue	—	—	12,805

Total revenues	2,738,431	2,797,037	2,841,339

EXPENSES:
Health plan services	2,191,918	2,268,736	2,358,455
Government contracts	127,400	125,475	153,406
General and administrative	291,437	245,235	228,756
Selling	57,769	58,561	58,390
Depreciation and amortization	9,514	9,439	7,385
Interest	8,365	8,288	8,246
Divested operations and services expense	—	—	19,290
Adjustment to loss on sale of Northeast subsidiaries	—	—	—

Total expenses	2,686,403	2,715,734	2,833,928

Income from continuing operations before income taxes	52,028	81,303	7,411
Income tax provision	18,545	31,253	2,241

Income from continuing operations	33,483	50,050	5,170

Discontinued operation:
Loss from discontinued operation, net of tax	—	—	—
Gain on sale of discontinued operation, net of tax	—	—	119,440

Income on discontinued operation, net of tax	—	—	119,440

Net income	$33,483	$50,050	$124,610

Net income per share-basic:
Income from continuing operations	$0.42	$0.63	$0.06
Gain on sale of discontinued operation, net of tax	—	—	1.44

Net income per share-basic	$0.42	$0.63	$1.50

Net income per share-diluted:
Income from continuing operations	$0.42	$0.62	$0.06
Gain on sale of discontinued operation, net of tax	—	—	1.42

Net income per share-diluted	$0.42	$0.62	$1.48

Weighted average shares outstanding:
Basic	79,367	79,508	83,255
Diluted	80,085	80,489	84,037

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	June 30, 2013	March 31, 2013	June 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$279,618	$230,335	$633,144
Investments - available for sale	1,632,466	1,767,156	1,515,200
Premiums receivable, net	579,206	519,287	350,750
Amounts receivable under government contracts	205,168	207,891	247,405
Other receivables	52,283	66,520	220,293
Deferred taxes	80,382	62,027	69,409
Other assets	119,015	120,233	128,340

Total current assets	2,948,138	2,973,449	3,164,541

Property and equipment, net	190,394	188,038	166,379
Goodwill	565,886	565,886	565,886
Other intangible assets, net	15,556	16,414	18,985
Deferred taxes	5,503	8,006	8,261
Investments - available for sale - noncurrent	18,332	—	—
Other noncurrent assets	137,644	123,514	109,400

Total Assets	$3,881,453	$3,875,307	$4,033,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,013,086	$1,097,744	$1,010,493
Health care and other costs payable under government contracts	76,231	77,380	86,187
Unearned premiums	124,205	139,584	368,699
Accounts payable and other liabilities	392,647	302,171	298,307

Total current liabilities	1,606,169	1,616,879	1,763,686
Senior notes payable	399,197	399,146	398,992
Borrowings under revolving credit facility	125,000	100,000	90,000
Deferred taxes	—	—	—
Other noncurrent liabilities	226,863	230,666	241,734

Total Liabilities	2,357,229	2,346,691	2,494,412

Stockholders’ Equity
Common stock	150	150	149
Additional paid-in capital	1,360,749	1,352,458	1,318,004
Treasury common stock, at cost	(2,178,121)	(2,177,840)	(2,056,272)
Retained earnings	2,377,055	2,343,572	2,269,483
Accumulated other comprehensive (loss) income	(35,609)	10,276	7,676

Total Stockholders’ Equity	1,524,224	1,528,616	1,539,040

Total Liabilities and Stockholders’ Equity	$3,881,453	$3,875,307	$4,033,452

Debt-to-Total Capital Ratio	25.6%	24.6%	24.1%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended June 30, 2013	Quarter Ended March 31, 2013	Quarter Ended June 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,483	$50,050	$124,610
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	9,514	9,439	7,385
Share-based compensation expense	6,942	9,935	5,683
Deferred income taxes	9,169	3,579	6,476
Excess tax benefits from share-based compensation	(36)	(394)	(163)
Gain on sale of discontinued operation	—	—	(119,440)
Adjustment to loss on sale of business	—	—	—
Net realized gain on sale on investments	(5,647)	(17,289)	(12,431)
Other changes	6,845	8,679	884
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(75,298)	(157,482)	115,142
Other current assets, receivables and noncurrent assets	20,054	7,427	(26,672)
Amounts receivable/payable under government contracts	3,160	25,891	(6,029)
Reserves for claims and other settlements	(84,658)	59,771	52,369
Accounts payable and other liabilities	(29,813)	(27,791)	(28,048)

Net cash (used in) provided by operating activities	(106,285)	(28,185)	119,766

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	218,593	354,813	364,420
Maturities of investments	21,346	30,068	30,142
Purchases of investments	(194,361)	(365,081)	(459,328)
Purchases of property and equipment	(13,075)	(13,690)	(22,287)
Net cash received for sale of businesses	—	—	248,238
Sales and purchases of restricted investments and other	(1,418)	(1,171)	4,185

Net cash provided by investing activities	31,085	4,939	165,370

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	1,216	6,957	2,174
Repurchases of common stock	(70)	(77,394)	(9,556)
Excess tax benefits from share-based compensation	36	394	163
Borrowings under financing arrangements	233,000	90,000	—
Repayment of borrowings under financing arrangements	(208,000)	(90,000)	(22,500)
Net increase (decrease) in checks outstanding, net of deposits	99,368	(23,816)	—
Customer funds administered	(1,067)	7,330	(13,305)

Net cash provided by (used in) financing activities	124,483	(86,529)	(43,024)

Net increase (decrease) in cash and cash equivalents	49,283	(109,775)	242,112

Cash and cash equivalents, beginning of period	230,335	340,110	391,032

Cash and cash equivalents, end of period	$279,618	$230,335	$633,144

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended June 30, 2013					Quarter Ended March 31, 2013					Quarter Ended June 30, 2012
			Divested					Divested					Divested
	Western Region Operations[1]	Government Contracts[2]	Operations and Services	Corporate/ Other[4]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Operations and Services	Corporate/ Other	Consolidated	Western Region Operations[1]	Government Contracts[2]	Operations and Services[3]	Corporate/ Other[5]	Consolidated
Commercial premiums	$1,298,569				$1,298,569	$1,325,414				$1,325,414	$1,436,447				$1,436,447
Medicare premiums	688,579				688,579	706,398				706,398	691,396				691,396
Medicaid premiums	591,726				591,726	600,257				600,257	491,084				491,084

Health plan services premiums	2,578,874				2,578,874	2,632,069				2,632,069	2,618,927				2,618,927
Government contracts		139,942			139,942		134,512			134,512		176,248			176,248
Net investment income	17,143				17,143	29,551				29,551	24,697				24,697
Administrative services fees and other income	2,472				2,472	905				905	8,662				8,662
Divested operations and services revenue													12,805		12,805

Total revenues	2,598,489	139,942			2,738,431	2,662,525	134,512			2,797,037	2,652,286	176,248	12,805		2,841,339

Health plan services	2,191,918				2,191,918	2,268,736				2,268,736	2,358,400		14	41	2,358,455
Government contracts		121,826		5,574	127,400		125,475			125,475		152,705		701	153,406
G&A excluding insurance, taxes and fees	225,615			7,324	232,939	230,137				230,137	196,907		(353)	10,074	206,628
Insurance, taxes and fees	58,498				58,498	15,098				15,098	21,782		346		22,128

G&A including insurance, taxes and fees	284,113			7,324	291,437	245,235				245,235	218,689		(7)	10,074	228,756
Selling	57,769				57,769	58,561				58,561	58,390				58,390
Depreciation and amortization	9,514				9,514	9,439				9,439	7,385				7,385
Interest	8,365				8,365	8,288				8,288	8,246				8,246
Divested operations and services expense													19,290		19,290

Total expenses	2,551,679	121,826		12,898	2,686,403	2,590,259	125,475			2,715,734	2,651,110	152,705	19,297	10,816	2,833,928

Income (loss) from continuing operations before income taxes	46,810	18,116		(12,898)	52,028	72,266	9,037			81,303	1,176	23,543	(6,492)	(10,816)	7,411
Income tax provision (benefit)	16,023	7,537		(5,015)	18,545	27,629	3,624			31,253	(452)	9,305	(2,537)	(4,075)	2,241

Income (loss) from continuing operations	$30,787	$10,579		$(7,883)	$33,483	$44,637	$5,413			$50,050	$1,628	$14,238	$(3,955)	$(6,741)	$5,170

Basic earnings (loss) per share from continuing operations	$0.39	$0.13		$(0.10)	$0.42	$0.56	$0.07			$0.63	$0.02	$0.17	$(0.05)	$(0.08)	$0.06
Diluted earnings (loss) per share from continuing operations	$0.39	$0.13		$(0.10)	$0.42	$0.55	$0.07			$0.62	$0.02	$0.17	$(0.05)	$(0.08)	$0.06
Basic weighted average shares outstanding	79,367	79,367		79,367	79,367	79,508	79,508			79,508	83,255	83,255	83,255	83,255	83,255
Diluted weighted average shares outstanding	80,085	80,085		79,367	80,085	80,489	80,489			80,489	84,037	84,037	83,255	83,255	84,037

Pretax margin	1.8%					2.7%					0.04%
Commercial premium yield	2.0%					2.9%					4.6%
Commercial premium PMPM	$380.30					$385.29					$372.91
Commercial health care cost trend	-2.3%					-3.3%					8.2%
Commercial health care cost PMPM	$322.98					$331.13					$330.71
Commercial MCR	84.9%					85.9%					88.7%
Medicare Advantage MCR	89.9%					91.9%					92.0%
Medicaid MCR	79.5%					80.0%					91.3%
Health plan services MCR	85.0%					86.2%					90.1%
G&A expense ratio	11.0%					9.3%					8.3%
Selling costs ratio	2.2%					2.2%					2.2%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.
2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts. Financial results for the quarter ended June 30, 2012 also include amounts related to the completion of the prior TRICARE contract.
3	Includes items related to the run-out of the Northeast business sold in 2009 and transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012.
4	Primarily severance expense.
5	Includes litigation reserve true-ups related to previous accruals for lawsuits and related legal expenses and costs related to the company’s G&A cost reduction efforts.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

	Q2 2013	Q1 2013	Q2 2012
Reconciliation of Days Claims Payable:
(1) Reserve for Claims and Other Settlements—GAAP	$1,013.1	$1,097.7	$1,010.5
Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(143.1)	(132.9)	(106.5)

(2) Reserve for Claims and Other Settlements—Adjusted	$870.0	$964.8	$904.0
(3) Health Plan Services Cost—GAAP	$2,191.9	$2,268.7	$2,358.5
Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(836.9)	(869.8)	(842.9)

(4) Health Plan Services Cost—Adjusted	$1,355.0	$1,398.9	$1,515.6
(5) Number of Days in Period	91	90	91
= (1) / (3) * (5) Days Claims Payable—GAAP Basis (using end of period reserve amount)	42.1	43.5	39.0
= (2) / (4) * (5) Days Claims Payable—Adjusted Basis (using end of period reserve amount)	58.4	62.1	54.3

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 6/2013	FY 2012	FY 2011
Reserve for claims (a), beginning of period	$808.7	$720.8	$727.5
Incurred claims related to:
Current Year	2,358.4	4,950.9	4,733.0
Prior Years (c)	(54.0)	34.5	(96.5)

Total Incurred (b)	2,304.4	4,985.4	4,636.5
Paid claims related to:
Current Year	1,643.4	4,156.6	4,024.4
Prior Years	698.2	740.9	618.8

Total Paid (b)	2,341.6	4,897.5	4,643.2

Reserve for claims (a), end of period	771.5	808.7	720.8
Add:
Claims Payable (d)	72.6	91.6	111.0
Other (e)	169.0	137.7	80.3

Reserves for claims and other settlements, end of period	$1,013.1	$1,038.0	$912.1

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each period-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.